May 2015

Pricing Sheet dated May 29, 2015 relating to
Preliminary Terms No. 387 dated May 27, 2015

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

PLUS Based on the Value of the S&P GSCITM Excess Return due July 5, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — May 29, 2015
Issuer:		JPMorgan Chase & Co.
Underlying index:		S&P GSCITM Excess Return
Aggregate principal amount:		$1,578,000
Payment at maturity:		If the final index value is greater than the initial index value, for each $1,000 stated principal amount PLUS,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value, for each $1,000 stated principal amount PLUS,
$1,000 × index performance factor
This amount will be less than or equal to the stated principal amount of $1,000 per PLUS.
Leveraged upside payment:		$1,000 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing level of the underlying index on the pricing date, which was 312.8777
Final index value:		The closing level of the underlying index on the valuation date
Leverage factor:		150%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$1,146.50 (114.65% of the stated principal amount) per PLUS
Stated principal amount:		$1,000 per PLUS
Issue price:		$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:		May 29, 2015
Original issue date (settlement date):		June 3, 2015
Valuation date:		June 29, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Index” in the accompanying product supplement no. 2a-I
Maturity date:		July 5, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Notes Linked to a Single Underlying — Notes Linked to a Single Index” or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement no. 2a-I and in “Risk Factors — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in the accompanying product supplement no. 2a-I
CUSIP / ISIN:		48125USW3 / US48125USW35
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$1,000.00	$17.502)	$977.50
$5.00(3)
Total	$1,578,000.00	$35,505.00	$1,542,495.00
(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $17.50 per $1,000 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-79 of the accompanying product supplement no. 2a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $971.48 per $1,000 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 2a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” in the accompanying preliminary terms.

Preliminary terms no. 387 dated May 27, 2015: http://www.sec.gov/Archives/edgar/data/19617/000119312515201693/0001193125-15-201693-index.htm

Product supplement no. 2a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008404/e61363_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.